Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

Press Release

COEUR REPORTS SIGNFICANTLY IMPROVED SECOND
QUARTER AND SIX MONTH RESULTS

— KEY HIGHLIGHTS —

•	76% increase in quarterly earnings before interest, taxes, depreciation, and pre-development costs to $7.2 million versus earnings before interest, taxes, depreciation, and pre-development costs of $4.1 million during last year’s 2nd quarter

•	56% increase in earnings before interest, taxes, depreciation, pre-development costs and one-time litigation settlement for the first six months of $15.3 million versus $9.8 million during the first six months of 2004

•	$1.5 million net loss for the quarter (versus a net loss of $5.4 million in the 2nd quarter of 2004) included $3.7 million of pre-development costs for Kensington. The final permits for Kensington were obtained and the project entered the construction phase commencing in the third quarter of 2005.
o	Net loss for the first six months of 2005 of $3.3 million (versus a net loss of $7.1 million in last year’s first six months) included $6.1 million of pre-development costs related to Coeur’s Kensington project

•	Quarterly silver production was 3.1 million ounces (compared to 3.3 million silver ounces produced during the 2nd quarter of 2004)
o	6.0 million ounces of silver was produced during the first six months of 2005 (compared to 6.8 million ounces produced during the first six months of 2004)
o	Shortfall from North American operations on-track to be made up in second half of 2005. Production expected to increase in the second half of 2005.
o	Full year production expected to be approximately 13.5 million ounces of silver and 130,000 ounces of gold during 2005.

•	Quarterly gold production increased 8% to 30,300 ounces (versus 28,037 ounces in last year’s 2ndquarter)
o	19% increase in gold production during the first six months of 2005 to 59,723 ounces (compared to 50,149 gold ounces produced during the first six months of 2004)

•	Exploration program delivered substantial reserve increases at South American operations during first six months
o	3.9 million ounces of silver reserves added

•	Endeavor transaction in Australia completed
o	Transaction nominated for the "Dealer Award" at the Australian Diggers and Dealers Conference
o	Expected to contribute nearly 700,000 silver ounces and over US$4.0 million of operating cash flow to Coeur in 2005
o	Continuing to pursue other external opportunities that will enhance Company cash flow and silver reserves and production

•	$280.3 million of cash, cash equivalents and short-term investments at June 30th

•	Company signs MOU to explore opportunities in China

Second Quarter 2005 Results (August 9, 2005)	Page 1 of 11

COEUR D’ALENE, Idaho –August 9, 2005 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM), the world’s largest primary silver producer and a growing gold producer, today reported a net loss of $1.5 million, or $0.01 per share, in the second quarter of 2005, compared to a net loss of $5.4 million, or $0.03 per share, for the year-ago period. Results for the current-year quarter included $3.3 million of exploration expense associated with the successful ore reserve expansion program and $3.7 million resulting from pre-development activities at the Kensington gold project.

Revenue for the second quarter of 2005 was $38.3 million, compared to $27.1 million in the year-ago period.

For the first six months of 2005, the Company reported a net loss of $3.3 million, or $0.01 per share, compared to a net loss of $7.1 million, or $0.03 per share, for the same period of 2004. Revenues were $76.4 million for the first six months of 2005, compared to $56.1 million in the year-ago period.

In commenting on the second-quarter operating results relative to the year-ago period, Dennis E. Wheeler, Chairman, President and Chief Executive Officer, said “The Company reported a 76 percent increase in earnings before interest, taxes, depreciation and pre-development activities. The improvement was the result of increased shipments of silver and gold at prices well above year-ago levels. These favorable results included $3.3 million of exploration expenses.”

Wheeler added, “With our continued robust cash position, we are pleased by the accelerating progress the Company is making on a number of key initiatives. In particular, we have completed the Endeavor silver acquisition in Australia and have begun to see the positive results of that transaction. In addition, as previously reported, we have obtained final permits for the Kensington gold project and have commenced construction activities. We expect that project to start production in early 2007. Although we have made an upward revision to the estimated capital cost and cash operating costs at Kensington, we are more confident than ever in the economic and environmental soundness of the project – and in the prospects for further conversion of existing resources to reserves.”

The Company currently expects full-year silver production to be approximately 13.5 million ounces at a consolidated cash cost of between $4.30 and $4.40 per ounce. The Company currently expects full-year gold production to be approximately 130,000 ounces.

Separately, Coeur has signed a one-year memorandum of understanding with Shanghai Kuntai Non-Ferrous Metals Company, Ltd., to establish a strategic alliance to identify silver market investment, exploration, mining, and acquisition opportunities primarily in China. Under the agreement, Kuntai will identify a minimum of two specific opportunities for consideration and would act as liaison for Coeur within the Chinese business community and with various governmental bodies — and Coeur would agree to provide mining and exploration expertise to evaluate such opportunities. If any commercially viable opportunities are identified, the companies would expect to participate as partners in developments costs, eventual operating costs, and silver production.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile, Bolivia and Australia.

Investor Contact
Scott Lamb
Vice President of Investor Relations
208-665-0777

Conference Call Information

Coeur d’Alene Mines Corporation will hold a conference call to discuss the Company’s second quarter 2005 results at 1 p.m. Eastern time on August 9, 2005. To listen live via telephone, call (877) 209-0397 (US and Canada) or (612) 332-0932 (International). The conference call and presentation will also be web cast on the Company’s web site www.coeur.com. A replay of the call will be available through August 16, 2005. The replay dial-in numbers are (800) 475-6701 (US and Canada) and (320) 365-3844 (International) and the access code is 790836.

Second Quarter 2005 Results (August 9, 2005)	Page 2 of 11

COEUR D’ALENE MINES CORPORATION
PRODUCTION STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
ROCHESTER MINE
Silver ozs	1,208,584	1,317,006	2,344,581	2,627,301
Gold ozs	14,412	16,005	28,404	27,480
Cash costs per oz./silver	$7.58	$4.54	$6.96	$5.06
Full costs per oz./silver	$9.93	$6.36	$9.25	$6.79
GALENA MINE
Silver ozs	559,700	954,964	1,269,996	1,861,944
Gold ozs	54	88	145	189
Cash costs per oz./silver	$8.05	$4.95	$7.32	$4.94
Full costs per oz./silver	$8.95	$5.47	$8.11	$5.45
CERRO BAYO (A)
Silver ozs	691,846	576,150	1,351,139	1,372,695
Gold ozs	15,100	11,282	29,967	21,240
Cash costs per oz./silver	$0.76	$4.11	$0.31	$2.61
Full costs per oz./silver	$2.28	$6.42	$2.03	$4.78
MARTHA MINE (A)
Silver ozs	606,121	477,126	985,181	898,397
Gold ozs	735	662	1,206	1,240
Cash costs per oz./silver	$4.43	$3.29	$4.68	$3.22
Full costs per oz./silver	$4.78	$4.06	$5.07	$4.10
ENDEAVOR MINE (B)
Silver ozs	58,464	--	58,464	--
Cash costs per oz./silver	$1.89	--	$1.89	--
Full costs per oz./silver	$3.13	--	$3.13	--
CONSOLIDATED PRODUCTION TOTALS
Silver ozs	3,124,715	3,325,246	6,009,361	6,760,337
Gold ozs	30,300	28,037	59,723	50,149
Cash costs per oz./silver	$5.44	$4.41	$5.12	$4.29
Full costs per oz./silver	$6.94	$5.79	$6.64	$5.65
CONSOLIDATED SALES TOTALS
Silver ozs. sold	3,492,000	3,302,000	6,795,000	6,628,000
Gold ozs. sold	34,000	27,000	69,000	48,000
Realized price per silver oz	$7.22	$6.36	$7.06	$6.72
Realized price per gold oz	$431	$398	$427	$396

(A)	During the first quarter of 2005, the Company has segregated operating statistics to conform to current year presentation.

(B)	On May 23, 2005, the Company acquired all of the silver production and reserves contained at the Endeavor mine in Australia, which is owned and operated by CBH Resources Ltd. (“CBH”), for $38.5 million. Coeur’s share of the silver production from May 23, 2005 to June 30, 2005 was 58,464 ounces at a cash cost of $1.89 per ounce, representing Coeur’s agreed upon operating costs contribution including smelting and refining treatment charges.

        Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Second Quarter 2005 Results (August 9, 2005)	Page 3 of 11

        Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Costs and Expenses” set forth below:

The following tables present a reconciliation between cash costs per ounce and GAAP production costs reported in the Statement of Operations:

THREE MONTHS ENDED JUNE 30, 2005

	Rochester	Silver Valley	Cerro Bayo	Martha	Endeavor	Total
Production of Silver (ounces)	1,208,584	559,700	691,846	606,121	58,464	3,124,715
Cash Costs per ounce	$7.58	$8.05	$0.76	$4.43	$1.89	$5.44

Total Cash Costs (thousands)	$9,166	$4,508	$527	$2,683	$111	$16,995
Add/(Subtract):
Third Party Smelting Costs	(196)	(926)	(1,017)	(345)	(58)	(2,542)
By-Product Credit	6,168	690	6,452	314	--	13,624
Deferred Stripping and other adjustments	(101)	--	(18)	(101)	--	(220)
Change in Inventory	(8,240)	373	2,600	10	(38)	(5,295)

Production Costs	$6,797	$4,645	$8,544	$2,561	$15	$22,562

THREE MONTHS ENDED JUNE 30, 2004

	Rochester	Silver Valley	Cerro Bayo	Martha	Total

Production of Silver (ounces)	1,317,006	954,964	576,150	477,126	3,325,246
Cash Costs per ounce	$4.54	$4.95	$4.11	$3.29	$4.41

Total Cash Costs (thousands)	$5,981	$4,730	$2,370	$1,571	$14,652
Add/(Subtract):
Third Party Smelting Costs	(190)	(1,401)	(1,701)	(318)	(3,610)
By-Product Credit	6,274	920	4,439	260	11,893
Deferred Stripping Adjustment	(101)	--	(10)	(28)	(139)
Change in Inventory	(3,903)	(361)	(1,876)	(290)	(6,430)

Production Costs	$8,061	$3,888	$3,222	$1,195	$16,366

SIX MONTHS ENDED JUNE 30, 2005

	Rochester	Silver Valley	Cerro Bayo	Martha	Endeavor	Total
Production of Silver (ounces)	2,344,581	1,269,996	1,351,139	985,181	58,464	6,009,361
Cash Costs per ounce	$6.96	$7.32	$0.31	$4.68	$1.89	$5.12

Total Cash Costs (thousands)	$16,319	$9,290	$417	$4,615	$111	$30,753
Add/(Subtract):
Third Party Smelting Costs	(405)	(2,132)	(2,025)	(567)	(58)	(5,189)
By-Product Credit	12,160	1,628	12,800	515	--	27,102
Deferred Stripping and other
adjustments	(201)	--	(10)	(174)	--	(385)
Change in Inventory	(11,173)	(324)	3,266	(192)	(38)	(8,461)

Production Costs	$16,700	$8,462	$14,448	$4,196	$15	$43,821

Second Quarter 2005 Results (August 9, 2005)	Page 4 of 11

SIX MONTHS ENDED JUNE 30, 2004

	Rochester	Silver Valley	Cerro Bayo	Martha	Total

Production of Silver (ounces)	2,627,301	1,861,944	1,372,695	898,397	6,760,337
Cash Costs per ounce	$5.06	$4.94	$2.61	$3.22	$4.29

Total Cash Costs (thousands)	$13,298	$9,199	$3,577	$2,894	$28,968
Add/(Subtract):
Third Party Smelting Costs	(421)	(2,680)	(2,458)	(486)	(6,045)
By-Product Credit	10,962	1,713	8,510	496	21,681
Deferred Stripping Adjustment	(200)	--	(10)	(55)	(65)
Change in Inventory	(7,800)	898	(3,519)	(602)	(11,223)

Production Costs	$15,839	$9,130	$6,100	$2,247	$33,316

Second Quarter 2005 Results (August 9, 2005)	Page 5 of 11

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$233,280	$273,079
Short-term investments	46,977	48,993
Receivables	22,506	10,634
Ore on leach pad	15,493	15,046
Metal and other inventory	16,654	17,639
Deferred tax assets	1,573	2,592
Prepaid expenses and other	3,669	3,727

	340,152	371,710
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	88,842	85,070
Less accumulated depreciation	(57,442)	(54,154)

	31,400	30,916
MINING PROPERTIES
Operational mining properties	124,055	121,344
Less accumulated depletion	(104,913)	(100,079)

	19,142	21,265
Mineral interests	35,152	20,125
Non-producing and development properties	30,618	26,071

	84,912	67,461
OTHER ASSETS
Non-current ore on leach pad	38,401	28,740
Restricted cash and cash equivalents	13,119	10,847
Debt issuance costs, net	5,605	5,757
Deferred tax assets	2,858	1,811
Other	9,205	8,535

	69,188	55,690

TOTAL ASSETS	$525,652	$525,777

Second Quarter 2005 Results (August 9, 2005)	Page 6 of 11

COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2005	December 31, 2004
LIABILITIES AND SHAREHOLDERS' EQUITY	(In Thousands)
CURRENT LIABILITIES
Accounts payable	$11,891	$8,389
Accrued liabilities and other	5,059	5,306
Accrued interest payable	1,031	1,035
Accrued salaries and wages	5,209	6,379
Current portion of remediation costs	484	1,041

	23,674	22,150
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	24,879	23,670
Other long-term liabilities	6,409	6,503

	211,288	210,173
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share-authorized 500,000,000 shares, issued 241,120,982 and 241,028,303 shares in 2005 and
2004 (1,059,211 shares held in treasury)	241,121	241,028
Additional paid-in capital	630,151	629,809
Accumulated deficit	(565,227)	(561,908)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(2,165)	(2,285)

	290,690	293,454

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$525,652	$525,777

Second Quarter 2005 Results (August 9, 2005)	Page 7 of 11

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
	(In Thousands, except per share data)
REVENUES
Sales of metal	$36,939	$26,381	$73,146	$56,031
Interest and other	1,357	733	3,298	86

Total revenues	38,296	27,114	76,444	56,117
COSTS AND EXPENSES
Production	22,562	16,366	43,821	33,316
Depreciation and depletion	4,873	4,773	9,534	9,619
Administrative and general	4,852	3,066	10,378	6,674
Exploration	3,346	3,041	6,464	4,985
Pre-development	3,717	4,037	6,086	5,651
Interest	562	657	1,132	1,595
Litigation settlement	--	--	1,600	--
Other holding costs	336	588	472	1,344

Total cost and expenses	40,248	32,528	79,487	63,184

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(1,952)	(5,414)	(3,043)	(7,067)
Income tax (provision) benefit	404	--	(275)	--

NET LOSS	(1,548)	(5,414)	(3,318)	(7,067)
Other comprehensive loss	121	(652)	120	(860)

COMPREHENSIVE LOSS	$(1,427)	$(6,066)	$(3,198)	$(7,927)

BASIC AND DILUTED LOSS PER SHARE:
Net loss	$(0.01)	$(0.03)	$(0.01)	$(0.03)

Weighted average number of shares of common stock outstanding	240,028	213,249	240,007	213,195

Second Quarter 2005 Results (August 9, 2005)	Page 8 of 11

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended June 30, 2005 and 2004
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,548)	$(5,414)	$(3,318)	$(7,067)
Add (deduct) non-cash items:
Depreciation and depletion	4,873	4,773	9,534	9,619
Deferred taxes	(706)		(27)
Unrealized (gain) loss on embedded derivative	546	2,884	(79)	1,756
Amortization of premium/discount	273	442	586	827
Amortization of restricted stock compensation	174	106	574	673
Amortization of debt issuance costs	76	76	152	256
Other charges	247	(117)	268	113
Changes in Operating Assets and Liabilities:
Receivables	(10,308)	1,369	(11,872)	(2,065)
Prepaid expenses and other	(1,603)	383	(722)	819
Inventories	(5,769)	(4,898)	(9,122)	(9,548)
Accounts payable and accrued liabilities	4,566	1,359	2,384	(2,495)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(9,179)	963	(11,642)	(7,112)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(12,294)	(6,735)	(22,840)	(58,842)
Proceeds from sales of short-term investments	16,097	3,120	22,112	12,710
Capital expenditures	(22,657)	(1,646)	(26,834)	(3,126)
Other	96	22	113	237

CASH USED IN INVESTING ACTIVITIES	(18,758)	(5,239)	(27,449)	(49,021)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	(76)	--	(156)	(9,561)
Retirement of building loan	--	--	--	(1,200)
Proceeds from issuance of subordinated notes	--	--	--	180,000
Debt issuance costs	--	--	--	(6,097)
Proceeds from issuance of common stock	17	--	(552)	--
Bank Borrowings on working capital facility	--	--	--	6,056
Payments to Bank on working capital facility	--	(2,727)	--	(8,423)
Common stock repurchase	--	--	--	(793)
Other	--	(1,452)	--	(1,407)

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:	(59)	(4,179)	(708)	158,575

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27,996)	(8,455)	(39,799)	102,442
Cash and cash equivalents at beginning of period	261,276	173,314	273,079	62,417

Cash and cash equivalents at end of period	$233,280	$164,859	$233,280	$164,859

Second Quarter 2005 Results (August 9, 2005)	Page 9 of 11

Cautionary Statement

This document contains numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Second Quarter 2005 Results (August 9, 2005)	Page 10 of 11

Cerro Bayo and Martha Ore Reserve Update

Notes:

Mid-year 2005 reserves, effective June 30, 2005, reflect first half 2005 mine production, updated pricing assumptions, and changes due to exploration work in the period January through June, 2005. Details of all other key assumptions, parameters and methods used to estimate these mineral reserves are discussed in the Company’s Annual Report on Form 10-K and in the applicable technical reports filed with the respective U.S. and Canadian securities regulatory authorities.

There are no known environmental, permitting, legal, title, taxation, sociopolitical, or marketing conditions that would adversely affect the Mid-year 2005 reserves relative to those of year-end 2004.

Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person, per Canadian National Instrument 43-101, responsible for the preparation of the scientific and technical information in this document. Mr. Birak has reviewed the available data and procedures and believes the calculation of reserves was conducted in a professional and competent manner.

Second Quarter 2005 Results (August 9, 2005)	Page 11 of 11